Exhibit 99.4

CONSENT OF RICHARD GARCIA POLANCO

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Meruelo Maddux Properties, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: November 16, 2006

/s/ Richard Garcia Polanco
Name: Richard Garcia Polanco